Exhibit 10.1

STATE OF NORTH CAROLINA

COUNTY OF HARNETT

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and among SELECT BANK & TRUST COMPANY, a North Carolina banking corporation (the “Bank”), SELECT BANCORP, INC., a North Carolina business corporation (the “Company”) and MARK A. JEFFRIES (the “Employee”) effective as of September 25, 2014 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, the expertise and experience of Employee in the financial services industry are extremely valuable to the Company and the Bank; and

WHEREAS, it is in the best interests of the Bank, the Company and the Company’s shareholders to maintain an experienced and sound executive management team to manage the Bank and to further the Company’s overall strategies to protect and enhance the value of the shareholders’ investments; and

WHEREAS, the Bank, the Company and Employee desire to enter into this Agreement to establish the scope, terms and conditions of Employee’s employment by the Bank; and

WHEREAS, the Bank, the Company and Employee desire to enter into this Agreement to also provide Employee with security in the event of a change in control of the Bank and to ensure the continued loyalty of Employee during any such change in control in order to maximize shareholder value as well as the continued safe and sound operation of the Bank.

NOW, THEREFORE, for and in consideration of the premises and mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Bank, the Company and Employee hereby agree as follows:

1.            Employment. The Bank hereby agrees to employ Employee, and Employee hereby agrees to serve as an officer of both the Bank and the Company, all upon the terms and conditions stated herein. As an officer of the Bank and the Company, Employee will (i) serve as Executive Vice President and Chief Financial Officer, and (ii) have such other duties and responsibilities, and render to the Bank and the Company such other management services, as are customary for persons in Employee’s position or as shall otherwise be reasonably assigned to him from time to time by the Bank and/or the Company. Employee shall faithfully and diligently discharge his duties and responsibilities under this Agreement and shall use his best efforts to implement the policies established by the Bank and the Company. Employee agrees to devote such number of hours of his working time and endeavors to the employment granted hereunder as the parties hereto shall deem to be necessary to discharge his duties hereunder, and, for so long as employment hereunder shall exist, Employee shall not engage in any other occupation which requires a significant amount of Employee’s personal attention during the Bank’s regular business hours or which otherwise interferes with Employee’s attention to or performance of his duties and responsibilities as an officer of the Bank and the Company except with the prior written consent of the Bank or the Company. However, nothing herein contained shall restrict or prevent Employee from personally, and for Employee’s own account, trading in stocks, bonds, securities, real estate or other forms of investment for Employee’s own benefit so long as said activities do not interfere with Employee’s attention to or performance of his duties and responsibilities as an officer of the Bank and the Company, and provided further, that such activities do not amount, in the Bank’s sole discretion, to direct competition with the Bank.

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While employed pursuant to this Agreement, Employee shall be entitled to maintain his primary work location in Dunn, North Carolina.

2.            Compensation. For all services rendered by Employee to the Bank and the Company under this Agreement, the Bank shall pay Employee a base salary at a rate of Two Hundred Thousand and 00/100 Dollars ($200,000.00) per annum. The rate of such salary shall be reviewed by the Board of Directors of the Bank not less often than annually during the Term (as defined below) of this Agreement and may be increased, but not decreased, during the Term hereof unless such decrease is part of a corporate plan for all similarly situated employees. Salary paid under this Agreement shall be payable not less frequently than monthly on the Bank’s regularly scheduled paydays in accordance with the Bank’s payroll practices and procedures. All compensation of Employee shall be subject to customary withholding taxes and such other employment taxes or deductions as are required by law or properly requested by Employee.

3.            Participation in Retirement and Employee Benefit Plans; Fringe Benefits. Subject to the terms and conditions of this Agreement, Employee shall be entitled to participate in any and all employee benefit programs and compensation plans from time to time maintained by the Bank and available to other similarly-situated employees of the Bank, all in accordance with the terms and conditions (including eligibility requirements) of such programs and plans of the Bank, resolutions of the Bank’s Board of Directors establishing such programs and plans, and the Bank’s normal practices and established policies regarding such programs and plans. Employee acknowledges and agrees that the Bank has the unilateral right to amend, modify or terminate its employee benefit plans or policies at any time during the Term, with or without prior notice, subject to applicable law.

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In addition to the other compensation and benefits described in this Agreement, and subject to this Paragraph 3, the Bank agrees as follows:

(i)            The Bank shall permit Employee to take and accrue twenty-five (25) days of paid vacation leave per year (and not such other amount of vacation leave as provided for by the Bank’s policy for all other employees) pursuant to the Bank’s vacation policies and procedures as they may be instituted from time to time. Such vacation leave shall be in addition to federal banking holidays, which shall be paid holidays, and ten days of annual sick-leave. Such vacation leave will accrue in accordance with the Bank’s vacation policies and procedures, or monthly in the absence of any policies. Any payout of or roll over from one calendar year to the next of accrued, unused vacation leave will be in accordance with the Bank’s then current vacation policies and procedures. Allotted vacation leave and sick leave shall be pro-rated for the calendar year in which employment commences.

(ii)            The Bank shall reimburse Employee for all reasonable expenses incurred by him in the performance of his duties under this Agreement and documented to the reasonable satisfaction of the Bank pursuant to established policies.

(iii)            In connection with Employee’s relocation upon commencing employment, the Bank will pay for or otherwise reimburse Employee for reasonable, hotel lodging expenses that Employee may need to incur for up to a period of six (6) months, which expenses shall be pre-approved by the Bank prior to Employee incurring such expense.

(iv)            The Bank, subject to applicable eligibility requirements, shall provide Employee major medical insurance coverage under a policy at least equivalent to the major medical insurance coverage, if any, generally provided to active full-time employees of the Bank from time to time.

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(v)            The Bank shall permit Employee to participate in incentive or bonus compensation plans existing on the date of this Agreement or adopted by the Bank during the Term of this Agreement and available to similarly-situated employees of the Bank. The Bank’s incentive or bonus compensation programs and plans may be amended or terminated at any time in the discretion of the Bank.

(vi)            The Bank shall permit Employee to participate (to the extent permissible under applicable laws and regulations) in all savings, pension and retirement plans, policies and programs available to similarly-situated employees of the Bank. Without limiting the foregoing, such plans shall include the Bank’s 401(k) Savings Plan.

4.            Term. Unless sooner terminated as provided in this Agreement and subject to the right of either Employee or the Bank to terminate Employee’s employment at any time as provided herein, the initial term of this Agreement and Employee’s employment with the Bank hereunder shall be for a period commencing on the Effective Date and continuing for a period of three (3) years. Upon the first anniversary of the Effective Date, and upon each subsequent anniversary of the same, the term of this Agreement shall automatically be extended for an additional one (1) year period under the terms and conditions set forth herein, unless written notice is provided by either party to the other party no later than sixty (60) days prior to such anniversary and the expiration of the then current term (the “Current Term”), notifying the other party that this Agreement shall not be further extended. The initial three (3) year term of this Agreement and each additional one (1) year renewal year will be referred to herein collectively as the “Term.”

5.            Confidentiality; Noncompetition. Employee hereby acknowledges and agrees that (i) in the course of his service as an officer of the Bank and the Company, he will gain substantial knowledge of and familiarity with the Bank’s and the Company’s customers and their dealings with such customers, and other information concerning the Bank’s and the Company’s business, all of which constitutes valuable assets and privileged information that is particularly sensitive due to the fiduciary responsibilities inherent in the banking business; and, (ii) in order to protect the Bank’s and the Company’s interest in and to assure them the benefit of their business, it is reasonable and necessary to place certain restrictions on Employee’s ability to compete against the Bank and the Company and on his disclosure of information about the Bank’s and the Company’s business and customers. For that purpose, and in consideration of the Bank’s and the Company’s agreements contained herein, Employee covenants and agrees as provided below.

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(a)            Covenant Not to Compete. Employee will not “Compete” (as defined below), directly or indirectly, with the Bank and the Company within the “Relevant Market” (as defined below) as follows:

(i)            if this Agreement is terminated by the Bank without “Cause” (as defined in Paragraph 6(d) hereof), Employee shall not “Compete” for the period of time Employee is receiving “Separation Benefits” pursuant to Paragraph 6(e) of this Agreement; or

(ii)            if this Agreement is terminated by Employee for any reason (including, but not limited to, resignation or retirement) or expires in accordance with its terms pursuant to Paragraph 4, Employee shall not “Compete” for the twelve (12) month period immediately following the date of termination of Employee’s employment with the Bank.

In addition to the foregoing covenant, Employee expressly agrees not to “Compete” with the Bank and the Company during the Term of this Agreement and, if the Term of this Agreement shall expire in accordance with its terms, during any period of employment with the Bank or the Company thereafter that Employee shall remain employed by the Bank or the Company. If the Term of this Agreement shall expire and Employee remains employed by the Bank thereafter, the non-compete period referenced in subparagraph 5(a)(ii) shall commence upon the date of termination of Employee’s employment with the Bank.

For the purposes of this Paragraph 5, the following terms shall have the meanings set forth below:

Compete. The term “Compete” means: (i) soliciting or securing deposits from any Person residing in the Relevant Market for any Financial Institution; (ii) soliciting any Person residing in the Relevant Market to become a borrower from any Financial Institution with which such Person has no prior relationship or assisting (other than through the performance of ministerial or clerical duties) any Financial Institution with which such Person has no prior relationship in making loans to any such Person; (iii) inducing or attempting to induce any Person who was a Customer of the Bank on the date of termination of Employee’s employment with the Bank, to change such Customer’s depository, loan and/or other banking relationship from the Bank to another Financial Institution; (iv) acting as a consultant, officer, director, independent contractor, or employee of any Financial Institution that has its main or principal office in the Relevant Market, or, in acting in any such capacity with any other Financial Institution, to maintain an office or be employed at or assigned to or to have any direct involvement in the management, business or operation of any office of such Financial Institution located in the Relevant Market; (v) communicating to any Financial Institution the names or addresses or any financial information concerning any Person who was a Customer of the Bank at the date of Employee’s termination of employment with the Bank; (vi) inducing or attempting to induce any person who is an employee of the Bank or the Company on the date of termination of Employee’s employment with the Bank to terminate such person’s employment with the Bank or the Company; or (vii) holding a position based in or with responsibility for all or part of the Relevant Market, with any Financial Institution, whether as employee, consultant, or otherwise, (A) in which Employee will have duties, or will perform or be expected to perform services for such Financial Institution, that is or are the same as or substantially similar to the position held by Employee or those duties or services actually performed by Employee for the Bank within the twelve (12) month period immediately preceding the termination of Employee’s employment with the Bank, or (B) in which Employee will use or disclose or be reasonably expected to use or disclose any Confidential Information of the Bank or the Company for the purpose of providing, or attempting to provide, such Financial Institution with a competitive advantage in relation to the Bank or the Company.

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Customer. The term “Customer” means (A) any Person with whom, as of the effective date of termination of this Agreement or during Employee’s employment with the Bank, the Bank has or has had a depository, loan and/or other banking relationship, or (B) any Person with whom, as of the effective date of termination of this Agreement or during the last twelve (12) months of Employee’s employment with the Bank, the Bank has or has had a depository, loan and/or other banking relationship and with whom Employee had dealings on behalf of the Bank in the course of his employment with the Bank.

Financial Institution. The term “Financial Institution” means: (A) any federal or state chartered bank, savings bank, savings and loan association or credit union, or any holding company for or corporation that owns or controls any such entity; (B) any subsidiary of any federal or state chartered bank, savings bank, savings and loan association or credit union; and/or (C) any other Person engaged in the business of making loans of any type or receiving deposits, other than the Bank.

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Person. The term “Person” means any natural person or any corporation, partnership, proprietorship, joint venture, limited liability company, trust, estate, governmental agency or instrumentality, fiduciary, unincorporated association or other entity.

Relevant Market. The term “Relevant Market” means: (A) Harnett County, North Carolina; (B) Cumberland County, North Carolina; (C) Alamance County, North Carolina; (D) Beaufort County, North Carolina; (E) Guilford County, North Carolina; (F) Pasquotank County, North Carolina; (G) Pitt County, North Carolina; (H) Robeson County, North Carolina; (I) Sampson County, North Carolina; (J) Wake County, North Carolina; (K) Wayne County, North Carolina; and (L) within a fifteen (15) mile radius of any full-service branch of the Bank in existence at the time Employee’s employment with the Bank is terminated.

(b)            Confidentiality Covenant. Employee covenants and agrees that any and all data, figures, projections, estimates, lists, files, records, documents, manuals or other such materials or information (financial or otherwise) relating to the Company or the Bank or their banking business, regulatory examinations, financial results and condition, lending and deposit operations, customers (including lists of the Bank’s customers and information regarding their accounts and business dealings with the Bank), policies and procedures, computer systems and software, shareholders, directors and employees (herein referred to as “Confidential Information”) are proprietary to the Company and the Bank and are valuable, special and unique assets of the Company’s and the Bank’s business to which Employee will have access during his employment with the Bank. Employee agrees that (i) all such Confidential Information shall be considered and kept as the confidential, private and privileged records and information of the Company and the Bank, and (ii) at all times during the term of his employment with the Bank and following the termination of this Agreement or his employment for any reason, and except as shall be required in the course of the performance by Employee of his duties on behalf of the Bank and the Company or otherwise pursuant to the direct, written authorization of the Bank or the Company, as applicable, Employee will not: divulge any such Confidential Information to any other Person or Financial Institution; remove any such Confidential Information in written or other recorded form from the Bank’s premises; or make any use of any Confidential Information for his own purposes or for the benefit of any Person or Financial Institution other than the Bank or the Company, as applicable. However, the term Confidential Information does not include any information that: (i) at the time of disclosure is generally known to, or readily ascertainable by, the public; (ii) becomes known to the public (provided that Employee was not responsible, directly or indirectly, for permitting such Confidential Information to enter the public domain without the Bank’s or the Company’s consent, as applicable); or (iii) is obtained by Employee from a third party which or who is not obligated under an agreement of confidentiality with respect to such information. Any trade secrets of the Bank or the Company will be entitled to all of the protections and benefits under the North Carolina Trade Secrets Protection Act and any other applicable law. If any information that the Bank or the Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. Confidential Information encompasses all formats in which information is preserved, whether electronic, print, or any other form, including all originals, copies, notes, or other reproductions or replicas thereof. The restriction in this Paragraph 5(b) will not apply to any information that Employee is required to disclose by law, provided that Employee (i) notifies the Bank and the Company, as applicable, of the existence and terms of such obligation, (ii) gives the Bank and the Company, as applicable, a reasonable opportunity to seek a protective or similar order to prevent or limit such disclosure, and (iii) only discloses that information actually required to be disclosed.

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(c)            Remedies for Breach. Employee understands and agrees that a breach or violation by him of the covenants contained in Paragraph 5(a) and 5(b) of this Agreement will be deemed a material breach of this Agreement and will cause irreparable injury to the Bank and the Company, and that it would be difficult to ascertain the amount of monetary damages that would result from any such violation. In the event of Employee’s actual or threatened breach or violation of the covenants contained in Paragraph 5(a) or 5(b), the Bank and the Company, as applicable, shall be entitled to bring a civil action seeking an injunction restraining Employee from violating or continuing to violate those covenants or from any threatened violation thereof, or for any other legal or equitable relief relating to the breach or violation of such covenant. Employee agrees that, if the Bank or the Company institutes any action or proceeding against Employee seeking to enforce any of such covenants or to recover other relief relating to an actual or threatened breach or violation of any of such covenants, Employee shall be deemed to have waived the claim or defense that the Bank or the Company, as applicable, has an adequate remedy at law and shall not urge in any such action or proceeding the claim or defense that such a remedy at law exists. However, the exercise by the Bank or the Company of any such right, remedy, power or privilege shall not preclude the Bank or the Company or their respective successors or assigns from pursuing any other remedy or exercising any other right, power or privilege available to them for any such breach or violation, whether at law or in equity, including the recovery of damages, all of which shall be cumulative and in addition to all other rights, remedies, powers or privileges of the Bank and the Company.

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Notwithstanding anything contained herein to the contrary, Employee agrees that the provisions of Paragraph 5(a) and 5(b) above and the remedies provided in this Paragraph 5(c) for a breach by Employee shall be in addition to and shall not be deemed to supersede or to otherwise restrict, limit or impair the rights of the Bank or the Company under the Trade Secrets Protection Act contained in Article 24, Chapter 66 of the North Carolina General Statutes, or any other state or federal law or regulation dealing with or providing a remedy for the wrongful disclosure, misuse or misappropriation of trade secrets or other proprietary or confidential information.

(d)            Survival of Covenants. Employee’s covenants and agreements and the Bank’s and the Company’s rights and remedies provided for in this Paragraph 5 shall survive any termination of this Agreement or Employee’s employment with the Bank for any cause or reason.

(e)            Return of Property. Upon the termination of Employee’s employment with the Bank, or at any time upon request of the Bank or the Company, as applicable, the Employee will immediately return to the Bank and the Company, as applicable, all Confidential Information in any form along with all personal property belonging to the Bank or the Company that is in Employee’s possession or control, including, without limitation, all records, papers, files, drawings, notes, specifications, marketing materials, software, reports, proposals, equipment, or any other device, material, document or possession, however obtained, including any and all copies of the foregoing (all of which materials are referred to herein as “Bank Property”). Such Bank Property shall be returned in the same condition as when provided to Employee, reasonable wear and tear excepted.

6.            Termination and Termination Pay.

(a)            Employee’s employment under this Agreement may be terminated at any time by Employee upon sixty (60) days prior written notice to the Bank. Upon such termination, Employee shall be entitled to receive compensation through the effective date of such termination; provided, however, that the Bank, in its sole discretion, may elect for Employee not to serve out part or all of said notice period.

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(b)            Employee’s employment under this Agreement shall be automatically terminated upon the death of Employee during the Term of this Agreement on the date of his death. Upon any such termination, Employee’s estate shall be entitled to receive any compensation due to Employee computed through the last day of the calendar month in which his death shall have occurred but which remains unpaid.

(c)            Employee’s employment under this Agreement shall be automatically terminated in the event of the “Disability” of Employee. For purposes of this Agreement, the term “Disability” shall mean the Employee is unable to perform the essential functions of his job by reason of illness, physical or mental disability or other incapacity, with or without a reasonable accommodation for more than ninety (90) days (which need not be consecutive) within any twelve (12) month period; provided, however, nothing herein shall give the Bank the right to terminate Employee prior to discharging its obligations to Employee, if any, under the Family and Medical Leave Act, the Americans with Disabilities Act, or any other applicable law. Upon any such termination, Employee has no further rights to receive payments for compensation or benefits under this Agreement, with the exception of any vested benefits of Employee under any employee benefits plan of the Bank or the Company and payment for any accrued, unpaid salary through the date of termination.

(d)            The Bank may terminate Employee’s employment at any time for “Cause” (as defined below). Any termination of Employee’s employment which is for “Cause” shall mean that Employee has no further rights to receive payments for compensation or benefits under this Agreement, with the exception of any vested benefits of Employee under any employee benefits plan of the Bank or the Company and payment for any accrued, unpaid salary through the date of termination.

For purposes of this Agreement, the Bank shall have “Cause” to terminate Employee’s employment upon:

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(i)            A determination by the Bank, in good faith, that Employee (A) has breached in any material respect any of the terms or conditions of this Agreement or any other agreement between Employee and the Bank or the Company, or (B) is engaging or has engaged in willful conduct which is materially detrimental to the business prospects of the Bank or which has had or likely will have a material adverse effect on the Bank’s business or reputation. Prior to any termination by the Bank of Employee’s employment for a breach, failure to perform or conduct described in this subparagraph (i), the Bank shall give Employee written notice which describes such breach, failure to perform or conduct and if during a period of thirty (30) days following such notice Employee cures or corrects the same to the reasonable satisfaction of the Bank, then this Agreement shall remain in full force and effect. However, notwithstanding the above, if the Bank has given written notice to Employee on a previous occasion of the same or a substantially similar breach, failure to perform or conduct, or of a breach, failure to perform or conduct which the Bank determines in good faith to be of substantially similar import, or if the Bank determines in good faith that the then current breach, failure to perform or conduct is not reasonably curable, then termination under this subparagraph (i) shall be effective immediately and Employee shall have no right to cure such breach, failure to perform or conduct.

(ii)            The violation by Employee of any applicable federal or state law, or any applicable rule, regulation, order or statement of policy promulgated by any governmental agency or authority having jurisdiction over the Bank or any of its affiliates or subsidiaries (a “Regulatory Authority,” including without limitation the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of Richmond, the Federal Deposit Insurance Corporation, the North Carolina Commissioner of Banks, or any other banking regulator having legal jurisdiction over the Bank or the Company), which results from Employee’s gross negligence, willful misconduct, or intentional disregard of such law, rule, regulation, order, or policy statement and results in any substantial damage, monetary or otherwise, to the Bank or any of its affiliates or subsidiaries or to the Bank’s reputation;

(iii)            The commission in the course of Employee’s employment with the Bank of an act of fraud, embezzlement, theft, or proven personal dishonesty (whether or not resulting in criminal prosecution or conviction);

(iv)            The conviction of Employee of any felony or any criminal offense involving dishonesty or breach of trust, or the occurrence of any event described in Section 19 of the Federal Deposit Insurance Act or any other event or circumstance which disqualifies Employee from serving as an employee or executive officer of, or a party affiliated with, the Bank or its bank holding company;

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(v)            Employee is or becomes unacceptable to, or is removed, suspended, or prohibited from participating in the conduct of the Bank’s affairs (or if proceedings for that purpose are commenced) by, any Regulatory Authority; and

(vi)            The occurrence of any event that results in Employee being excluded from coverage, or having coverage limited as to Employee as compared to other covered officers or employees, under the Bank’s then current “blanket bond” or other fidelity bond or insurance policy covering its directors, officers or employees.

(e)             The Bank may terminate Employee’s employment at any time for any reason without Cause. Subject to the terms of this Paragraph 6(e), in the event Employee’s employment with the Bank is terminated by the Bank without Cause (and not due to expiration of the Term pursuant to Paragraph 4, Employee’s death as provided for in Paragraph 6(b) or Employee’s Disability as provided for in Paragraph 6(c)), and provided: (i) Employee has not breached this Agreement; (ii) Employee signs and does not revoke within sixty (60) days after the termination date a general release of claims against the Bank, in form and substance satisfactory to the Bank (the “Release”); (iii) Employee is not entitled to receive the payments or benefits specified in Paragraph 8 related to a Change in Control Termination; and (iv) Employee’s termination is a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h), then the Bank will provide Employee with the following benefits, referred to herein as the “Separation Benefits”: (x) the continued payment of Employee’s then-current base salary, less applicable federal, state and local payroll taxes and other withholdings required by law or authorized by Employee (the “Separation Pay”), for the remainder of the Current Term. The first installment of the Separation Pay will be on the Bank’s first regular payday occurring sixty (60) days after the termination date, and will include Separation Pay for the period from the termination date through the payment date. The remaining installments will be paid over time in accordance with the Bank’s normal payroll practices for its employees. The Separation Benefits under this Agreement shall be in lieu of and replace Employee’s right to severance under any other Bank agreement, plan or program. Notwithstanding the foregoing, if Employee is entitled to receive the Separation Benefits but violates any provisions of this Agreement or any other agreement entered into by Employee and the Bank after termination of employment, the Bank will be entitled to immediately stop paying any further installments of the Separation Benefits.

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7.            Additional Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Bank (or its successors in interest) shall not be required to make any payment or take any action under this Agreement if (a) the Bank is declared by any Regulatory Authority to be insolvent, in default or operating in an unsafe or unsound manner, or if (b) in the opinion of counsel to the Bank such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to the Bank or the Company, including without limitation the Federal Deposit Insurance Act and Chapters 53 and 53C of the North Carolina General Statutes as now in effect or hereafter amended; (ii) would be prohibited by or would violate any applicable rules, regulations, orders, or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority; or (iii) otherwise would be prohibited by any Regulatory Authority.

8.            Change in Control Payments and Benefits.

(a)            In the event that:

(i)             During the Term of this Agreement, (x) the Bank terminates Employee’s employment without Cause (and not due to expiration of the Term pursuant to Paragraph 4, Employee’s death as provided for in Paragraph 6(b) or Employee’s Disability as provided for in Paragraph 6(c)); or (y) Employee terminates such employment following a Termination Event; and

(ii)             Such termination pursuant to clause (x) or (y) of Paragraph 8(a)(i) above occurs within twelve (12) months after a Change in Control (any such termination meeting the explicit requirements of both Paragraphs 8(a)(i) and 8(a)(ii) referred to hereinafter as a “Change in Control Termination”), then Employee shall be entitled to receive the payments and benefits specified in this Paragraph 8. The date on which the Employee or Bank receives notice in accordance with Paragraph 6 of the termination of Employee’s employment or Paragraph 8(e) of a Change in Control Termination, respectively, shall be deemed the Change in Control Termination Date.

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(b)            For the purposes of this Agreement, the term “Change in Control” shall mean a change in control event as defined in Treasury Regulation § 1.409A-3(i)(5) promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including a change in effective control of the Bank, a change in the ownership of the Bank, and a change in the ownership of a substantial portion of the assets of the Bank, as such terms are defined in Treasury Regulation § 1.409A-3(i)(5).

(c)            For purposes of this Agreement, the term “Termination Event” shall mean the occurrence of any of the following events:

(i)            Employee is assigned any duties and/or responsibilities that are inconsistent with his position, duties, responsibilities, or status at the time of the Change in Control or with his reporting responsibilities or titles with the Bank in effect at such time;

(ii)            Employee’s annual base salary is reduced below the amount in effect as of the effective date of a Change in Control or as the same shall have been increased from time to time following such effective date;

(iii)            Employee’s life insurance, medical or hospitalization insurance, dental insurance, stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans, or similar plans or benefits being provided by the Bank to Employee as of the effective date of the Change in Control are reduced in their level, scope, or coverage, or any such insurance, plans, or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Bank who participated in such benefits prior to such Change in Control; or

(iv)            Employee is transferred to a primary work location outside of Harnett County, North Carolina without Employee’s express written consent.

A Termination Event shall be deemed to have occurred on the date such action or event is implemented or takes effect.

(d)            Upon a Change in Control Termination, the Bank shall pay to Employee in a lump sum in cash on the earlier of (x) the first day of the seventh month after the date of the Change in Control Termination Date or (y) the date of Employee’s death an amount equal to two hundred percent (200%) of Employee’s base amount as defined in Section 280G(b)(3)(A) of the Code.

(e)            Following a Termination Event which gives rise to Employee’s rights hereunder, Employee shall have sixty (60) days from the date of occurrence of the Termination Event to terminate his employment pursuant to this Paragraph 8. Any such termination shall be deemed to have occurred only (i) upon delivery to the Bank or any successor thereto, of written notice of termination which describes the Change in Control and Termination Event and (ii) the expiration of a thirty (30) day period during which the Bank (or its successor) shall have failed to cure such Termination Event. If Employee does not so terminate his employment within the sixty (60) day period, Employee shall thereafter have no further rights hereunder with respect to that Termination Event, but shall retain rights, if any, hereunder with respect to any other Termination Event as to which such period has not expired.

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(f)            It is the intent of the parties hereto that all payments made pursuant to this Agreement be deductible by the Bank (or Company, as applicable) for federal income tax purposes and not result in the imposition of an excise tax on Employee. Notwithstanding anything contained in this Agreement to the contrary, any payments to be made to or for the benefit of Employee which are deemed to be "parachute payments" as that term is defined in Section 28OG(b)(2) of the Code, shall be modified or reduced to the extent deemed to be necessary by the Bank's Board of Directors to avoid the imposition of an excise tax on Employee under Section 4999 of the Code or the disallowance of a deduction to the Bank under Section 28OG(a) of the Code.

(g)            Employee’s rights and benefits under this Paragraph 8 shall survive any termination of this Agreement or Employee’s employment.

9.            Successors and Assigns.

(a)            This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by conversion, merger, consolidation, purchase or otherwise, all or substantially all of the assets of the Bank.

(b)            The Bank is contracting for the unique and personal skills of Employee. Therefore, Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

10.            Modification; Waiver; Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties hereto. No waiver by any party, at any time, of any breach by another party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement contains the entire agreement and understanding by and between the parties with respect to the terms described herein, and any representations, promises, agreements or understandings, written or oral, not herein contained shall be of no force or effect. No amendments or additions to this Agreement shall be binding unless in writing and signed by the parties, except as herein otherwise provided.

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11.            Applicable Law; Venue. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of North Carolina, except to the extent that federal law shall be deemed to apply. The parties agree that any litigation arising out of or related to this Agreement or Employee’s employment by the Bank will be brought exclusively in any state or federal court in Harnett County, North Carolina. Each party (i) consents to the personal jurisdiction of said courts, (ii) waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and (iii) agrees not to bring any proceeding arising out of or relating to this Agreement or Employee’s employment by the Bank in any other court.

12.            Severability. Each provision of this Agreement is severable from every other provision of this Agreement. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.            Section 409A Compliance. Employee and the Bank intend that their exercise of authority or discretion under this Agreement shall comply with Section 409A of the Code. In that regard, if any provision of this Agreement is ambiguous as to its satisfaction of the requirements of Section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements. The Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting Employee to additional tax or interest, and the Bank shall not be required to incur additional compensation expense as a result of the reformed provision. If any payment, compensation or other benefit required by the Agreement is to be paid in a series of installment payments, each individual payment in the series shall be considered a separate payment for purposes of Section 409A. References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of Treasury under Section 409A of the Code.

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14.            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile or electronic transmission of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

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IN WITNESS WHEREOF, the parties have executed this Agreement under seal and in such form as to be binding as of the Effective Date.

SELECT BANCORP, INC.

	By:	/s/ William L. Hedgepeth, II	(seal)
	Name:	William L. Hedgepeth, II
	Title:	President and Chief Executive Officer

ATTEST:

/s/ Brenda A. Bonner
Brenda A. Bonner, Secretary

SELECT BANK & TRUST COMPANY

	By:	/s/ William L. Hedgepeth, II	(seal)
	Name:	William L. Hedgepeth, II
	Title:	President and Chief Executive Officer

ATTEST:

/s/ Brenda A. Bonner
Brenda A. Bonner, Secretary

EMPLOYEE

	/s/ Mark A. Jeffries		(seal)
Mark A. Jeffries

[Signature Page to Employment Agreement]